UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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SandRidge Energy, Inc.

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The following disclosure was made by SandRidge Energy, Inc. on March 12, 2013.

In its initial review of the possible consequences of the proposals made by the TPG-Axon group to replace the Board of Directors (the “Board”) of SandRidge Energy, Inc. (the “Company”), the Board identified certain potentially significant consequences that could occur under the Company’s indentures (the “Indentures”) governing the Company’s senior notes. In that regard, the Board noted that a “change of control” would require the Company to make an offer to repurchase the Company’s outstanding senior notes under the Indentures, in the absence of the advance approval by the incumbent directors of the director candidates proposed by the TPG-Axon group for the limited purpose of the Indentures.

Under each of the Indentures, a change of control occurs when “during any period of two consecutive years, individuals who at the beginning of such period constituted the [Board]…(together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company…was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office.”

On February 6, 2013, the Board determined to reserve decision on whether to approve the director candidates proposed by the TPG-Axon group for the limited purpose of the Indentures based on its belief, that under current market conditions, any change of control event under the Indentures was unlikely to have material consequences for the Company and its stockholders. On February 8, 2013, the Company filed a disclosure informing stockholders of its conclusions that a change of control event was not likely to have material consequences under current market conditions.

On March 8, 2013, in a case before Chancellor Strine in the Court of Chancery of the State of Delaware (Gerald Kallick, on behalf of himself and all other similarly situated stockholders, versus the Company and each of its current directors), the Court rejected the reasons expressed by the Board for reserving decision on whether to approve the director candidates proposed by the TPG-Axon group for the limited purpose of the change of control provisions of the Company’s Indentures. The Court, accordingly, enjoined the Board, unless and until it approves such candidates for purposes of the Indentures, from (i) soliciting any further consent revocations in opposition to the TPG-Axon group’s consent solicitation; (ii) relying upon or otherwise giving effect to any consent revocations received to date; and (iii) impeding the TPG-Axon group’s consent solicitation process in any way.

In light of the Court’s ruling, on March 9, 2013, the Board approved of the director candidates proposed by the TPG-Axon group for the limited purpose of the change of control provisions of its Indentures. This approval operates to avert the potential consequences originally identified by the Board in connection with the Indentures. Further, under the terms of the Court’s ruling, the Board is no longer subject to the injunction described above. The Board continues to oppose the election of the director candidates proposed by the TPG-Axon group, believes their election is not in the best interest of the Company’s stockholders, and recommends that stockholders support the Company’s existing experienced board of directors.